Exhibit 10.40

THE AES CORPORATION
 SEVERANCE PLAN
(As Amended and Restated March 13, 2008)

ARTICLE I
GENERAL PROVISIONS

1.1                           Establishment and Purpose.

The purpose of the AES Corporation Severance Plan, as amended (the “Plan”) is to provide eligible employees who are involuntarily terminated from employment in certain limited circumstances with severance and welfare benefits as set forth in this Plan.  Benefits payable under this Plan are not, and should not be construed as vested benefits, and are generally intended for employees who are involuntarily terminated without cause.  This Plan constitutes a welfare plan under ERISA and will be interpreted in accordance with the terms of ERISA. This Plan supersedes any prior severance plans, policies, guidelines, arrangements, agreements, letters and/or other communication, whether formal or informal, written or oral sponsored by the Employer and/or entered into by any representative of the Employer.  The Plan was originally established June 1, 2006,

1.2                           Definitions.

Except as may otherwise be specified or as the context may otherwise require, for purposes of the Plan, the following terms shall have the respective meaning ascribed thereto.

“Administrator” means the Health and Welfare Benefits Plan LLC or such other committee or persons designated by it to assume the duties of the Administrator.

“Affiliated Employer” mean any corporation which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) which includes the Company; any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code) with the Company; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Section 414(m) of the Code) which includes the Company; and any other entity required to be aggregated with the Company pursuant to regulations under Section 414(o) of the Code.

“Annual Compensation” means (i) an Eligible Employee’s annualized base salary as in effect as of the Eligible Employee’s Termination Date or (ii) in the event that an Eligible Employee is an hourly employee, the person’s cumulative base earnings (excluding bonuses) for the previous completed calendar year prior to the Eligible Employee’s Terminate Date.  Unless otherwise provided on a Benefits Schedule, Annual Compensation shall: (i) include pre-tax employee contributions under any qualified defined contribution retirement plan, salary deferrals under any unfunded nonqualified deferred compensation plan, and amounts deferred (to include employee premiums) under a flexible spending account established pursuant to section 125 of the Code; and (ii) exclude any amounts contributed by the Employer to any plan established pursuant to section 125 of the Code, overtime pay, bonuses, shift differential, annual incentive payments, long-term incentive awards (including but not limited to stock options, restricted stock and performance unit awards), and any other form of supplemental compensation.

“Benefit Schedule” means any schedule attached to the Plan which sets forth the benefits of specified groups of Eligible Employees, as approved by the Company and updated by the Administrator from time to time.

“Board” means the Board of Directors of the Company.

“Bonus” means an Eligible Employee’s annual target bonus compensation as established by the Employer and in effect on the Eligible Employee’s Termination Date.

“Cause” means Separation from Service by action of the Employer, or resignation in lieu of such Separation from Service, on account of the Eligible Employee’s dishonesty; insubordination; continued and repeated failure to perform the Eligible Employee’s assigned duties or willful misconduct in the performance of such duties; intentionally engaging in unsatisfactory job performance; failing to make a good faith effort to bring unsatisfactory job performance to an acceptable level; violation of the Employer’s policies, procedures, work rules or recognized standards of behavior; misconduct related to the Eligible Employee’s employment; or a charge, indictment or conviction of, or a plea of guilty or nolo contendere to, a felony, whether or not in connection with the performance by the Eligible Employee of his or her duties or obligations to the Employer.

“Change in Control”  means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company to any Person or group (as that term is used in Section 13(d) (3) of the Securities Exchange Act of 1934) of Persons, (ii) a Person or group (as so defined) of Persons (other than management of the Company on the date of the adoption of this Plan or their Affiliates) shall have become the beneficial owner of more than 35% of the outstanding voting stock of the Company, or (iii) during any one-year period, individuals who at the beginning of such period constitute the Board of Directors (together with any new director whose election or nomination was approved by a majority of the directors then in office who were either directors at the beginning of such period or who were previously so approved, but excluding under all circumstances any such new director whose initial assumption of office occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of any individual, corporation, partnership or other entity or group) cease to constitute a majority of the Board of Directors.   For purposes of this definition, “Affiliate” means: (i) any Subsidiary of the Company; (ii) any entity or Person or group of Persons that, directly or through one or more intermediaries, is controlled by the Company; and (iii) any entity or Person or group of Persons in which the Company has a significant equity interest, as determined by the Company.

“COBRA Coverage” means medical, dental and vision coverage which is required to be offered to terminated employees under section 4980B of the Code and section 606 of ERISA; provided, however, that no provision of this Plan shall be construed to require the Employer to contribute on behalf of an Eligible Employee towards continuation coverage for a health spending account.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” (or “AES”) means The AES Corporation, a Delaware corporation.

“Disability Termination” means a Separation from Service: (a) on account of the Eligible Employee’s failure to return to full-time employment following exhaustion of short-term disability benefits provided by the Employer; (b) following the date the Eligible Employee is determined to be eligible for: (i) long-term disability benefits under any long-term disability insurance policy or plan maintained by the Employer; or (ii) disability pension or retirement benefits under any qualified retirement plan maintained by the Employer; or (c) due to a physical or mental condition that substantially restricts the Eligible Employee’s ability to perform his or her usual duties, as determined by the Employer.

“Eligible Employee” means any Employee of the Employer who: (i) is not an Ineligible Employee (within the meaning of Section 2.2); and (ii) who has completed one Year-of-Service as a full-time Employee.

“Employee” means any person who is listed as an employee on the payroll records of the Employer as a full-time employee.  Any person hired by the Employer as a consultant or independent contractor and any other individual whom the Employer does not treat as its employee for federal income tax purposes shall not be an Employee for purposes of this Plan, even if it is subsequently determined by a Court or administrative agency that such individual should be, or should have been, properly classified as a common law employee of the Employer.

“Employer” means the Company and any Affiliated Employer that participates in the Plan with the consent of the Company.  The Administrator shall maintain a list of participating Employers.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Ineligible Termination” means an Eligible Employee’s Separation from Service on account of:

•                  The Eligible Employee’s voluntary resignation, including but not limited to the Eligible Employee’s unilateral Separation from Service at any time prior to the Termination Date established by the Employer;

•                  Any Separation from Service that the Employer determines (either before or after the Separation from Service and whether or not any notice is given to the employee) the payment of benefits under the Plan in connection with such Separation from Service would be inconsistent with the intent and purpose of the Plan;

•                  A Separation from Service in connection with an Eligible Employee’s failure to return to work immediately following the conclusion of an approved leave-of-absence.

•                  A Separation from Service for, or on account of, Cause;

•                  A Disability Termination;

•                  The Eligible Employee’s death;

•                  The Eligible Employee declines to accept a New Job Position offered by the Employer that is located within 50 miles of the Eligible Employee’s then assigned work site of the Employer;

•                  The Sale of Business Rule set forth in Section 2.4 herein; or

•                  The voluntary transfer of employment from Eligible Employee’s Employer to another AES related entity, irrespective whether the Eligible Employee is required to relocate or whether the AES related entity qualifies as an Affiliated Employer.

“Involuntary Termination” means an Eligible Employee’s involuntary Separation from Service that is (i) not an Ineligible Termination and (ii) by action of the Employer on account of:

•                  Permanent Layoff;

•                  Reduction-in-force;

•                  Permanent job elimination;

•                  The restructuring or reorganization of a business unit, division, department or other segment;

•                  Termination by Mutual Consent; or

•                  Eligible Employee declines to accept a New Job Position offered by the Employer that requires the Eligible Employee to relocate to a work site location that is located greater than 50 miles from the Employee’s then assigned work site of the Employer; provided, however, that except as provided in Section 2.4 or in connection with a Separation from Service following a Change in Control, an Eligible Employee who functions at or above a Group Manager position (or its equivalent) shall not incur an Involuntary Termination if such Eligible Employee declines a New Job Position (regardless of its location) at a time when the Eligible Employee’s existing job position is being eliminated.

“Layoff” means a special program of workforce reduction approved in advance in writing by the Employer and that is designated as a “Layoff” for purposes of this Plan.  Notwithstanding the foregoing, a Layoff must result in a permanent elimination of a job resulting from an internal reorganization of the Employer.

“New Job Position” means: (i) with respect to an Eligible Employee who has demonstrated inadequate or unsatisfactory performance, as determined by the Employer, any job position offered by the Employer; or (ii) with respect to all other Eligible Employees, a full-time job position offered by the Employer that does not result in a reduction of the Employee’s Annual Compensation.

“Participant” has the meaning set forth in Section 2.1.

“Person” means any individual, corporation, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Section 409A” shall mean Section 409A of the Code, the regulations and other binding guidance promulgated thereunder.

“Separation From Service” shall mean an Eligible Employee’s termination of employment with the Company and all of its controlled group members within the meaning of Section 409A of the Code.  For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Section 414(b) and 414(c) of the Code; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Section 1563(a)(1),(2) and (3) of the Code and Treas. Reg. § 1.414(c)-2; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. § 1.409A-1(h)(3)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears.  Whether an Employee has a Separation from Service will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A.

“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) of the Company as determined in accordance with the regulations issued under Code Section 409A and the procedures established by the Company.

“Subsidiary” means any entity in which the Company owns or otherwise controls, directly or indirectly, stock or other ownership interests having the voting power to elect a majority of the board of directors, or other governing group having functions similar to a board of directors, as determined by the Company.

“Termination by Mutual Consent” means an involuntary Separation from Service pursuant to which the Company agrees, in its sole discretion, that benefits are payable under this Plan.

“Termination Date” means the date of the Eligible Employee’s Separation of Service (or scheduled date of Separation from Service, as applicable).

“Week’s Compensation” means one fifty-second (1/52) of an Eligible Employee’s Annual Compensation.

“Year-of-Service” means each twelve-month period measured from the Eligible Employee’s first day of employment with an Employer, as reduced to reflect breaks in service and/or services performed during such period the Eligible Employee was otherwise ineligible to participate in the Plan, as determined under the rules promulgated by the Administrator.  Service with a predecessor employer (that was not an Affiliated Employer) shall be recognized to the extent such service is recognized under The AES Corporation Retirement Savings Plan. Service shall also include services performed prior to the effective date of the Plan.  In the event an Eligible Employee’s Separation from Service and the Eligible Employee is subsequently reemployed by the Employer, the Eligible Employee’s service for calculation of any severance benefits under Article IV of the Plan shall be based on only upon the Eligible Employee’s service credited since the most recent date of employment with the Employer.

ARTICLE II PARTICIPATION

2.1                           Eligibility.

Except as otherwise provided in this Article II or a Benefit Schedule, an Eligible Employee shall, upon execution of the Release in the form specified in Article III of this Plan in the time and manner prescribed by the Administrator, be eligible for the severance benefits provided under Article IV of this Plan if the Eligible Employee’s Separation from Service is by reason of an Involuntary Termination.  An Eligible Employee who fails to execute the Release in the time and manner prescribed by the Administrator or who subsequently revokes execution of the Release in accordance with its terms shall not be entitled to receive benefits under this Plan.  An Eligible Employee who satisfies all of the terms and conditions specified in this Plan and who becomes entitled to receive benefits hereunder shall be referred to herein as a “Participant.”

2.2                           Ineligible Employees. Notwithstanding any provision of this Plan to the contrary, the following Employees (“Ineligible Employees”) are not eligible to participate in the Plan:

•                  Any Employee who has been hired to work on a part-time, seasonal or temporary basis or who is classified as a part-time, seasonal or temporary Employee, or a student intern on the Employer’s records;

•                  Any Employee who has been hired by the Employer to work in a job share position (provided that such Employee is not otherwise employed on a full-time basis);

•                  An Employee who is member of a collective bargaining unit to which this Plan has not been specifically extended by a collective bargaining agreement;

•                  An Employee entitled to a severance type payment pursuant to any other plan, policy, arrangement, agreement, letter or other communication sponsored by, or entered into with, or maintained by the Employer, including but not limited to an employment agreement;

•                  Leased employees, including those within the meaning of section 414(n) of the Code;

•                  Nonresident aliens (other than those nonresident aliens to whom the Employer has extended participation in the Plan with the written consent of the Company);

•                  Any individual who has agreed in writing that he or she waives his or her eligibility to receive benefits under the Plan; and

•                  Any Employee who has an enforceable right to resume employment or to be recalled to employment with the Employer.

2.3                           Transfer of Employment.

If an Eligible Employee transfers to a location of AES to which this Plan has not been extended, such Employee shall cease to be eligible to participate in this Plan unless the Eligible Employee’s prior Employer has agreed in writing to continue to extend participation in the Plan to the Employee with the consent of the Company.

2.4                           Sale of Business Rule.

An Eligible Employee shall not be eligible to benefits under the Plan if the Eligible Employee’s Separation from Service is in connection with the sale of the stock or other ownership interests of the Employer or other related entity, or the sale, lease, or other transfer of the assets, products, services or operations of the Employer or other related entity to another organization if either of the following occurs:

•                  The Eligible Employee is employed by the new organization immediately following the sale, transfer or lease or is so employed within a time period specified in an agreement between the Employer and the new organizations; or

•                  The Employer terminates the employment of an Eligible Employee who did not accept an offer of employment from the new organization when the new organization offered a compensation and benefits package that was, in the aggregate, generally comparable to the compensation and benefits provided by the Employer; provided that such Eligible Employee  was not required to relocate to a work site location that is located greater than 50 miles from the Employee’s then assigned work site of the Employer.

Notwithstanding the foregoing, this section 2.4 shall not apply if an Eligible Employee’s Separation from Service occurs in connection with a Change of Control and, as such, any such Separation from Service will not be an Ineligible Termination solely on the basis of the Sale of Business Rule.

ARTICLE III
RELEASES

3.1                           Release.

Notwithstanding anything in this Plan to the contrary, no benefits of any sort or nature (other than as provided in section 3.3) shall be due or paid under this Plan to any Eligible Employee unless the Eligible Employee executes a written release and covenant not to sue, in form and substance satisfactory to the Employer, in its sole discretion.  The written release shall waive any and all claims against the Employer and all related parties including, but not limited to, claims arising out of the Eligible Employee’s employment by the Employer, the Eligible Employee’s Separation from Service and claims relating to the benefits paid under this Plan.  At the sole discretion of the Employer, the release shall also include such noncompetition, nonsolicitation and nondisclosure provisions as the Employer considers necessary or appropriate.

3.2                           Revocation.

The release described in Section 3.1 must be executed and binding on the Eligible Employee within the timeframe specified by the Company before benefits are due or paid.  An Eligible Employee who revokes execution of the release in accordance with the terms of the release shall not be entitled to receive benefits under the Plan.

3.3                           Outplacement Services.

Notwithstanding the foregoing provisions of this Article III, the Outplacement Services set forth under Section 4.3 herein may or may not be provided, at the discretion of the Employer, to an Eligible Employee prior to the execution of a release under this Plan.

ARTICLE IV
SEVERANCE BENEFITS

4.1                           Separation Payment.

4.1.1        A Participant shall be entitled to receive a separation payment as set forth on the applicable Benefit Schedule.  The separation payment will be paid at least monthly in substantially equal installments as salary continuation in accordance with the Employer’s established payroll policies and practices over the same time period upon which the separation payment is based.

4.1.2        The separation payments will commence on the Employer’s next normal pay date occurring after the seventh business day following the Termination Date.

4.1.3        For purposes of Section 409A: (i) the right to salary continuation installment payments shall be treated as the right to a series of separate payments; and (ii) a payment shall be treated as made on the scheduled payment date if such payment is made at such date or a later date in the same calendar year or, if later, by the 15th day of the third calendar month following the scheduled payment date.  A Participant shall have no right to designate the date of any payment under the Plan.  For purposes of the Plan, each salary continuation installment payment is intended to be excepted from Section 409A to the maximum extent provided under Section 409A as follows: (i) each salary continuation installment payment that is scheduled to be made on or before March 15th of the calendar year following the calendar year containing the Termination Date is intended to be excepted under the short-term deferral exception as specified in Treas. Reg. § 1.409A-1(b)(4); and (ii) each salary continuation installment payment that is not otherwise excepted under the short-term deferral exception is intended to be excepted under the involuntary pay exception as specified in Treas. Reg. § 1.409A-1(b)(9)(iii).

4.2                           Continuation of Certain Welfare Benefits.

4.2.1        Medical/Dental/Vision.  For the period set forth below in Section 4.2.3 and beginning in the calendar month following the calendar month in which the Termination Date occurs, the Participant shall be eligible to participate in the Employer’s medical, dental and vision employee welfare benefit plans applicable to the Participant on his Termination Date.  To receive such benefits, the Participant must properly enroll in COBRA coverage, and must also pay such premiums and other costs for such coverage as generally applicable to the Employer’s active employees.  The Employer will continue to pay its share of the applicable premiums under the medical, dental and vision plans for the same level and type of coverage in which the Participant is enrolled as of the Termination Date.

  If a Participant has elected the “no benefit coverage” option under the medical, dental or vision plans as of his actual Termination Date, the Participant shall not be entitled to continuation coverage or cash in lieu thereof.  Following expiration of coverage under this Section 4.2.1, a Participant may, to the extent eligible, continue to participate in such plans for the remainder of the COBRA continuation period, if any.

4.2.2      Concurrent COBRA Period.  The continuation period for medical, dental and vision coverage under this Plan shall be deemed to run concurrent with the continuation period federally mandated by COBRA (generally 18 months), or any other legally mandated and applicable federal, state, or local coverage period for benefits provided to terminated employees under the health care plan.  The continuation period will be deemed to commence on the first day of the calendar month following the month in which the Termination Date falls.  Notwithstanding the foregoing, COBRA Coverage will only be available if the Participant is eligible for and timely elects COBRA Coverage, and timely remits payment of the premiums for COBRA Coverage.

4.2.3      Length of Benefits.  Benefits under this Section 4.2 shall be for the same time period upon which the separation payment was based; provided, however that in no event will the time period exceed 18 months.

4.3                           Outplacement Services.

As set forth on the applicable Benefit Schedule, a Participant shall be eligible for such outplacement services typically provided to employees of the same job classification or level.  Outplacement services may be provided by an independent agency or by the Employer.  Notwithstanding the foregoing, the availability, duration, and appropriateness of outplacement services shall be determined by the Administrator in its sole discretion; provided, however, that outplacement expenses must be reasonable, must be actually incurred by the Participant and may not extend beyond the December 31 of the second calendar year following the calendar year in which the Termination Date occurred (or such shorter period as specified by the Employer).  Any such reimbursement shall be as soon as administratively feasible, but in no event later than December 31st of the third calendar year following the calendar year in which the Termination Date occurred.

4.4                           Bonus Compensation.

As set forth on the applicable Benefits Schedule, a Participant will be eligible for a prorated Bonus.  Such Bonus will be prorated based on the amount of time the Participant was actively at work on a full-time basis in the calendar year in which the Participant’s Termination Date falls, and will be paid not later than March 15th of the calendar year following the calendar year in which the Termination Date occurs.

4.5                           Enhanced Benefits.

To the extent provided under the Benefits Schedule, in the event the Participant was Involuntarily Terminated within two years following a Change in Control, or in the event the Participant was Involuntarily Terminated under circumstances that constitute a Layoff, the separation payment under Section 4.1 will be multiplied by 2.0.  In addition, the length of time for which benefits under Section 4.2 will be provided will also be multiplied by 2.0; provided, however, that this time period will never exceed 18 months as set forth in section 4.2.3.

4.6                           Delay in Payment.

Notwithstanding any provision of this Plan to the contrary, to the extent that a payment hereunder is subject to Section 409A (and not excepted therefrom), such payment shall be delayed for a period of six months after the Termination Date (or, if earlier, the death of the Participant) for any Participant that is a Specified Employee.  Any payment that would otherwise have been due or owing during such six-month period will be paid immediately following the end of the six-month period in the month following the month containing the 6-month anniversary of the date of Termination Date.

ARTICLE V
PLAN ADMINISTRATION

5.1                           Operation of the Plan.

The Administrator shall be the named fiduciary responsible for carrying out the provisions of the Plan.  The Administrator may delegate any and all of its powers and responsibilities hereunder or appoint agents to carry out such responsibilities, and any such delegation or appointment may be rescinded at any time.  The Administrator shall establish the terms and conditions under which any such agents serve.  The Administrator shall have the full and absolute authority to employ and rely on such legal counsel, actuaries and accountants (which may also be those of the Employer) as it may deem advisable to assist in the administration of the Plan.

5.2                           Administration of the Plan.

To the extent that the Administrator in its sole discretion deems necessary or desirable, the Administrator may establish rules for the administration of the Plan, prescribe appropriate forms, and adopt procedures for handling claims and the denial of claims.  The Administrator shall have the exclusive authority and discretion to interpret, construe, and administer the provisions of the Plan and to decide all questions concerning the Plan and its administration.  Without limiting the foregoing, the Administrator shall have the authority to determine the level of an Employee, to determine eligibility for and the amount of any benefits due in accordance with the attached Benefit Schedule, to make factual determinations, to correct deficiencies, and to supply omissions, including resolving any ambiguity or uncertainty arising under or existing in the terms and provisions of the Plan or any Benefits Schedule.  Any and all such determinations of the Administrator shall be final, conclusive, and binding on the Employer, the Employee and any and all interested parties.

5.3                           Funding.

The Plan shall be unfunded and all payments hereunder and expenses incurred in connection with this Plan shall be from the general assets of the Employer. Benefits will be paid directly by the Employer employing the Participant, and no other Employer or Affiliated Employer will be responsible for any benefits hereunder.

5.4                           Code section 409A.

Notwithstanding any provision of the Plan to the contrary, if any benefit provided under this Plan is subject to the provisions of Section 409A of the Code and the regulations issued thereunder, the provisions of the Plan will be administered, interpreted and construed in a manner necessary to comply with Section 409A or an exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted, or construed).  With respect to payments subject to Section 409A of the Code: (i) it is intended that distribution events authorized under the Plan qualify as permissible distribution events for purposes of Section 409A of the Code; and (ii) the Company and each Employer reserve the right to accelerate and/or defer any payment to the extent permitted and consistent with Section 409A.  Notwithstanding any provision of the Plan to the contrary, in no event shall the Administrator, the Company, an Affiliated Employer or Subsidiary (or their employees, officers, directors or affiliates) have any liability to any Participant (or any other person) due to the failure of the Plan to satisfy the requirements of Section 409A or any other applicable law.

ARTICLE VI
CLAIMS

6.1                           General.

If an Employee believes that he or she is eligible for benefits under the Plan and has not been so notified, an Employee should submit a written request for benefits to the Administrator.  Any claim for benefits must be made within six months of an Employee’s Termination Date, or the Employee will be forever barred from pursuing a claim.  For purposes of this Article VI, an Employee making a claim for benefits under the Plan shall be referred to as a “claimant”.  The claimant shall file the claim with and in the manner prescribed by the Administrator.  The Administrator shall make the initial determination concerning rights to and amount of benefits payable under this Plan.

6.2                           Claim Evaluation.

A properly filed claim will be evaluated and the claimant will be notified of the approval or the denial of the claim within ninety (90) days after the receipt of the claim, unless special circumstances require an extension of time for processing.  Written notice of the extension will be furnished to the claimant prior to the expiration of the initial ninety-day (90-day) period, and will specify the special circumstances requiring an extension and the date by which a decision will be reached (provided the claim evaluation will be completed within one hundred and twenty (180) days after the date the claim was filed).

6.3                           Notice of Disposition.

A claimant will be given a written notice in which the claimant will be advised as to whether the claim is granted or denied, in whole or in part.  If a claim is denied, in whole or in part the notice will contain: (i) the specific reasons for the denial; (ii) references to pertinent Plan provisions upon which the denial is based; (iii) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary; and (iv) the claimant’s rights to seek review of the denial.

6.4                           Appeals.

If a claim is denied, in whole or in part, the claimant, or his duly authorized representative, has the right to (i) request that the Administrator review the denial, (ii) review pertinent documents, and (iii) submit issues and comments in writing, provided that the claimant files a written appeal with the Administrator within sixty (60) days after the date the claimant received written notice of the denial.  Within sixty (60) days after an appeal is received, the review will be made and the claimant will be advised in writing of the decision, unless special circumstances require an extension of time for reviewing the appeal, in which case the claimant will be given written notice within the initial sixty-day (60-day) period specifying the reasons for the extension and when the review will be completed (provided the review will be completed within one hundred and twenty (120) days after the date the appeal was filed).  The decision on appeal will be forwarded to the claimant in writing and will include specific reasons for the decision and references to the Plan provisions upon which the decision is based.  A decision on appeal will be final and binding on all persons for all purposes.  If a claimant’s claim for benefits is denied in whole or in part, the claimant may file suit in a state or federal court. Notwithstanding the aforementioned, before the claimant may file suit in a state or federal court, the claimant must exhaust the Plan’s administrative claims procedure set forth in this Article VI.  If any such state or federal judicial or administrative proceeding is undertaken, the evidence presented will be strictly limited to the evidence timely presented to the Administrator.  In addition, any such state or federal judicial or administrative proceeding must be filed within six (6) months after the Administrator’s final decision. Any such state or federal judicial or administrative proceeding relating to this Plan shall only be brought in the Circuit Court for Arlington County, Virginia or in the United States District Court for the Eastern District of Virginia, Alexandria Division.  If any such action or proceeding is brought in any other location, then the filing party expressly consents to the transfer of such action to the Circuit Court for Arlington County, Virginia or the United States District Court for the Eastern District of Virginia, Alexandria Division.  Nothing in this clause shall be deemed to prevent any party from removing an action or proceeding to enforce or interpret this Plan from the Circuit Court for Arlington County, Virginia to the United States District Court for the Eastern District of Virginia, Alexandria Division.

ARTICLE VII
PLAN AMENDMENTS

7.1                           Amendment Authority.

The Board may, at any time and in its sole discretion, amend, modify or terminate the Plan, including any Benefit Schedule, as the Board, in its judgment shall deem necessary or advisable.  The Board may delegate its amendment authority to the Administrator or such other persons as the Board considers appropriate.  Notwithstanding the foregoing or any provision of the Plan to the contrary, the Board (or its designee) may at any time (in its sole discretion and without the consent of any Participant) modify, amend or terminate any or all of the provisions of this Plan or take any other action, to the extent necessary or advisable to conform the provisions of the Plan with Section 409A of the Code, the regulations issued thereunder or an exception thereto, regardless of whether such modification, amendment or termination of this Plan or other action shall adversely affect the rights of an Eligible Employee or Participant under the Plan. Termination of this Plan  shall not be a distribution event under the Plan unless otherwise permitted under Section 409A.

ARTICLE VIII
MISCELLANEOUS

8.1                           Summary Plan Description.

To the extent the summary plan description or any other writing communication to an Employee conflicts with this Plan, the Plan document shall control.

8.2                           Impact on Other Benefits.

Except as otherwise provided herein, any amounts paid to a Participant under this Plan shall have no effect on the Participant’s rights or benefits under any other employee benefit plan sponsored by the Employer; provided, however, that in no event shall any Participant be entitled to any payment or benefit under the Plan which duplicates a payment or benefit received or receivable by the Participant under any severance plan, policy, guideline, arrangement, agreement, letter and/or other communication, whether formal or informal, written or oral sponsored by the Employer or an affiliate thereof and/or entered into by any representative of the Employer and/or any affiliate thereof.  Further, any such amounts shall not be used to determine eligibility for or the amount of any benefit under any employee benefit plan, policy, or arrangement sponsored by the Employer or any affiliate thereof.

8.3                           Tax Withholding.

The Employer shall have the right to withhold from any benefits payable under the Plan or any other wages payable to a Participant an amount sufficient to satisfy federal, state and local tax withholding requirements, if any, arising from or in connection with the Participant’s receipt of benefits under the Plan.

8.4                           No Employment or Service Rights.

Nothing contained in the Plan shall confer upon any Employee any right with respect to continued employment with the Employer, nor shall the Plan interfere in any way with the right of the Employer to at any time reassign an Employee to a different job, change the compensation of the Employee or terminate the Employee’s employment for any reason.

8.5                           Nontransferability.

Notwithstanding any other provision of this Plan to the contrary, the benefits payable under the Plan may not be subject to voluntary or involuntary anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or such other person, other than pursuant to the laws of descent and distribution, without the consent of the Company.

8.6                           Successors.

The Company and its affiliates shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company and its affiliates (taken as a whole) expressly to assume and agree to perform under the terms of the Plan in the same manner and to the same extent that the Company and its affiliates would be required to perform it if no such succession had taken place (provided that such a requirement to perform which arises by operation of law shall be deemed to satisfy the requirements for such an express assumption and agreement), and in such event the Company and its affiliates (as constituted prior to such succession) shall have no further obligation under or with respect to the Plan.

8.7                           Governing Law.

Except as otherwise preempted by the laws of the United States, this Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflict of law provisions.  If any provision of this Plan shall be held illegal or invalid for any reason, such determination shall not affect the remaining provisions of this Plan.

                This amendment and restatement of The AES Corporation Severance Plan has been duly executed by the undersigned and is effective this 13th day of March 2008.

The AES Corporation

By:	/s/
Jay L. Kloosterboer, Executive Vice President, Business Excellence

BENEFITS SCHEDULE

Title/Classification	Severance Benefits (Min. 1 Year-of-Service for Eligibility)

Senior Leaders (CEO, CFO and EVP - Strategic Initiative excluded because of contracts)

One (1) times (Annual Compensation+ Bonus) (Section 4.1)

Health Benefits (Section 4.2)

Outplacement Benefits (Section 4.3)
Prorated Bonus (Section 4.4)

Special Enhanced Benefits (Section 4.5)

Excise Tax Reimbursement (Appendix A)

Group Managers (and Equivalents)	One (1) times (Annual Compensation) (Section 4.1) Health Benefits (Section 4.2) Outplacement Benefits (Section 4.3) Prorated Bonus (Section 4.4) Special Enhanced Benefits (Section 4.5)
Plant Managers (and Equivalents)

Three (3) months prorated Annual Compensation plus two (2) Weeks’ Compensation for each Year-of-Service up to a maximum of thirty-nine (39) Week’s Compensation (Section 4.1)

Health Benefits (Section 4.2)

Associates	Two (2) months prorated Annual Compensation plus two (2) Weeks’ Compensation for each Year-of-Service up to a maximum of twenty-six (26) Week’s Compensation (Section 4.1) Health Benefits (Section 4.2)

1

THE AES CORPORATION SEVERANCE PLAN

List of Participating Employers

[The Administrator is required to maintain a list of Participating Employers]*

*(i) Individuals employed by Indianapolis Power & Light Company and its subsidiaries and (ii) Ineligible Employees shall not be eligible to participate in the Plan.

1

APPENDIX A
 TO
THE AES CORPORATION SEVERANCE PLAN

EXCISE TAX REIMBURSEMENT.

8.8           Subject to the provisions of The AES Corporation Severance Plan (the “Plan”) and notwithstanding whether an Involuntary Termination has occurred as provided under Article II of the Plan, a Senior Leader (excluding the CEO, CFO and EVP-Strategic Initiative as set forth more fully on the Plan’s Benefits Schedule) shall be entitled to excise tax reimbursements as set forth in this Appendix A to the Plan (“Appendix A”).  Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Plan.

8.9           If any of the payments or benefits received or to be received by a Senior Leader in connection with a Change in Control or the Senior Leader’s Separation from Service with the Employer, whether pursuant to the terms of the Plan or any other plan, arrangement or agreement provided by the Employer, any Person whose actions result in a Change in Control or any Person affiliated with the Employer or such Person (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the “Total Payments”), will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Employer shall pay to the Senior Leader an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Senior Leader, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments.

8.10         For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, all determinations required to be made under this Appendix A, including whether a Gross-Up Payment is required and the amount of the Gross-Up Payment, shall be made by a nationally recognized accounting firm designated by the Administrator (the “Accounting Firm”).  Any determination by the Accounting Firm shall be binding upon the Plan, the Employer and Senior Leader.    Subject to Section 4.6 of the Plan, as applicable, if any Gross-Up Payment is required to be made, the Employer shall make the Gross-Up Payment within 30 days after the Administrator has received the Accounting Firm’s determination, but in no event later than the end of the Senior Leader’s taxable year following the Senior Leader’s taxable year in which the Senior Leader remits the related taxes.

8.11         In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Senior Leader shall repay to the Employer, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Senior Leader) to the extent that such repayment results in a reduction in the Excise Tax, plus interest on the amount of such repayment at 120% of the rate provided in Section 1274(b)(2)(B) of the Code.  In the event that the Excise Tax is finally determined to exceed the amount taken into account hereunder in calculating the Gross-Up

Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Employer shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Senior Leader with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined.  The Senior Leader and the Employer shall each reasonably cooperate with the other and the Administrator in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

8.12         The Senior Leader shall notify the Administrator in writing of any claim by the Internal Revenue Service that, if successful, would require payment by the Employer of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than five (5) business days after the Senior Leader is informed in writing of such claim and shall apprise the Administrator of the nature of the claim and the date on which such claim is requested to be paid.  The Senior Leader shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Administrator (or such shorter period ending on the date any payment of taxes with respect to such claims is due).  If the Administrator notifies the Senior Leader in writing prior to the expiration of such period that it desires to contest such claim, the Senior Leader shall:

                                                (i) provide the Administrator any information reasonably requested by the Employer and/or Administrator relating to such claim;

                                                (ii) take such action in connection with contesting such claim as the Administrator shall reasonable request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Administrator;

                                                (iii) cooperate with the Administrator in good faith in order effectively to contest such claim; and

                                                (iv) permit the Administrator to participate in any proceedings relating to such claim;

provided, however, that the Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Senior Leader harmless, on an after-tax basis, for any income taxes or Excise Tax (including interest and penalties with respect thereto) imposed as a result of such presentation and payment of costs and expenses.  Without limitation on the foregoing provisions,  Administrator shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Senior Leader to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Senior Leader agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine.  The Administrator’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder.